Exhibit 10.1

Gary R. Henrie Attorney at Law	Telephone: (801) 310-1419 E-mail: grhlaw@hotmail.com 486 W. 1360 N. American Fork, UT 84003

August 25, 2015

FBEC Worldwide, Inc.
1621 Central Ave

Cheyenne, WY 82001

Re: Representation Agreement

To Whom It May Concern:

This letter will constitute my representation agreement (“Agreement”) confirming the standard terms upon which my services are provided. Upon execution of this Agreement, you have retained Gary R. Henrie in connection with the matters set forth below.

Scope of Engagement

FBEC Worldwide, Inc. (“Client”) hereby retains Gary IL Henrie to perform legal services related to the preparation, filing and follow-up with the U.S. Securities and Exchange Commission of various annual, quarterly and current reports and other legal services related to compliance with U.S. Federal and state securities laws and related corporate matters as requested by the Client from time to time (“Scope of Engagement”).

To assist us in the course of this engagement, I will expect your cooperation in providing me with the requested documents and information, keeping me apprised of any changes in facts and circumstances that affect my services, and the payment of my bills in a current and timely manner.

Legal Fees and Expenses

Client agrees to compensate the at my standard hourly rate of $195.00 per hour. In addition, you will be responsible for the current and timely payment of any out-of-pocket disbursements and expenses including travel requested by the client, filing fees, and over-night courier charges. However, you will not be liable for out-of-pocket expenses unless they have your prior approval.

It is my practice to send a monthly statement for services rendered during the previous month and for disbursements incurred on the Client's account. The detail in the monthly statement will inform you of both the nature and progress of the work, and fees and disbursements incurred. I do my best to ensure that my clients are fully satisfied not only with my services, but also with the reasonableness of the fees charged for those services.

This Agreement may be terminated at any time upon reasonable advance written notice given by either party. Client also agrees that I shall be under no obligation to undertake or continue services on any matter if I deem such services to be in conflict with legal ethics.

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Conflict of Interest

I do not have a conflict with representing you within the Scope of Engagement. However, should you believe that there are or will be other parties with a direct economic or personal interest relating to my representation which have not been previously disclosed to me, you agree to immediately contact me with such information. I may not represent multiple clients who have directly adverse interests without first explaining the facts and circumstances that give rise or may give rise to the conflict and obtaining their informed written consent.

Results

The Client understands that I cannot guarantee results, and that my services shall be to give the Client legal advice and advocate the Client's position with regard to the Scope of Engagement. Once the legal work is complete, I will have no obligation to inform the Client of future developments relative to the legal work unless I continue to be retained by the Client for the purpose, among other things if any, of informing the Client of Mute developments.

Severability

Every provision of this Agreement is severable. If any provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Modification

This Agreement reflects the standard terms upon which I currently make my services available to clients. In the event that such standard terms are modified in the future, this Agreement may be amended by me and the Client to reflect such modified standard terms.

/s/ Gary R. Henrie

By: Gary R. Henrie, Esq.

WE AGREE TO THE TERMS OF REPRESENTATION AND ENGAGEMENT AS OUTLINED ABOVE.

FBEC Worldwide, Inc.

By: